Exhibit 99.2
On January 29, 2010, Horizon Lines, Inc. hosted a conference call to discuss financial results for the fourth quarter ended December 20, 2009. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator	Good morning. My name is Regina, and I will be your conference operator today. At this time, I would like to welcome everyone to the Horizon Lines fourth quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s presentation, there will be a question-and-answer period. As a reminder, ladies and gentlemen, this conference is being recorded today, Friday, January 29, 2010. Thank you.

I would now like to introduce, Mr. Jim Storey, Director of Investor Relations for Horizon Lines. Mr. Storey, you may begin your conference.

Jim Storey	Thank you, Regina and good morning everyone, and welcome to Horizon Lines fourth quarter 2009 conference call. Our speakers this morning are Chuck Raymond, Chairman, President and Chief Executive Officer, John Keenan, President of our Liner Company; Brian Taylor, President of our Logistics Company; and Mike Avara, Chief Financial Officer.

Our call today will be divided into two parts. Each speaker will first review the fourth quarter and then come back again to discuss the 2010 outlook. Before we get started, I want to remind everyone that copies of our press release and slide presentation accompanying this conference call are available in the investor relations section of our website at www.horizonlines.com.

We will be referring to these slides during our remarks. I also want to remind everyone that management’s remarks this morning contain certain forward-looking statements, and that actual results could differ materially from those projected today. These forward-looking statements speak as of today and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the Securities and Exchange Commission and we encourage to you review these detailed Safe Harbor and risk factor disclosures. Please also note that where useful, we will continue to refer to non-GAAP financial measures such as EBITDA to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in the appendix of this presentation and in our earnings release and accompanying materials.

With that, let me turn the call over to Mr. Raymond.

Chuck Raymond	Thank you, Jim. Welcome everyone to our call. This morning, we reported fourth quarter financial results, which once again demonstrate Horizon Lines, resilience in these very challenging times. Operating in a beaten down economic environment that continues to pressure volume and revenue, Horizon Lines achieved improved EBITDA from a year ago, with strong cash flow, and voluntarily reduced debt. In fact, our funded debt at the end of the year was about 5% below its year end 2008 level.

We aggressively managed our costs, and at the same time focused on customer service excellence. Our market share has held steady, as did our rate, net of fuel. Despite the drop in fourth quarter volume from a year ago, the pace of decline improved for the second consecutive quarter. So we’re cautiously hopeful that the worst may be over and that we’re seeing signs of both economic and volume stability returning to our markets. Our Logistics business also gained traction in the quarter and it produced better than expected revenue and reduced its loss rate.

Overall, we finished a very challenging year operationally strong and financially stable. We also reported in our press release this morning that our board of directors voted to continue our policy of paying a dividend to shareholders at a revised rate of $0.05 per share. We believe this provides our investors with an attractive and appropriate payout while giving management additional flexibility to augment our ongoing determination to reduce debt.

Now, before I turn the presentation over to John, I want to take this opportunity to personally thank our employees for their dedicated efforts in the fourth quarter and throughout the year. Their intense focus on managing costs, generating extra revenue and managing our cash collections, while at the same time maintaining an excellent service record for our customers, has positioned us very well for the challenges of the new year. I am confident we’ll make progress in this environment and capitalize quickly on new opportunities when they arise.

With that, let me turn the call over to John Keenan.

John Keenan	Thank you Chuck. Good morning everyone. Our Liner business performed very well in the fourth quarter, despite the ongoing economic challenges in our markets. Let’s start with a review of our volumes on slide seven.

Our trade lane economies remained weak in the fourth quarter and volumes were down in each market. Overall volume was down 4.2% from a year ago, which marks the slowest rate of year-over-year quarterly volume decline since the third quarter of 2008 when volume fell 4%. And despite the soft volume environment, we believe our market share held steady in each tradelane. We finished the year with an estimated 37% share of the Jones Act markets that we serve.

Turning to slide eight, revenue per container fell 2.5% due to lower fuel prices from the previous year. Our fuel prices averaged $443 per ton in the fourth quarter of 2009, compared with $470 per ton in the fourth quarter of 2008. When the impact of fuel prices is excluded, revenue per container rose slightly from a year ago. Our ongoing focus on higher value cargo mix, partially offset continuing rate pressures, resulting from the extended soft volume environment.

Slide nine shows the vessel performance metrics that illustrate our focus on schedule integrity. Vessel on-time arrival in the fourth quarter was 83%, compared with 87% last year. Weather delays were the primary factor behind the decreases on our on-time arrivals. Despite these delays, vessel availability remained excellent, at well above 99%.

Vessel utilization was at 61% for the quarter, down from 66% a year ago, but unchanged from the third quarter. Our decline in capacity utilization reflects continued weak economic conditions in our tradelanes. I want to emphasize that our existing vessel network gives us significant EBITDA leverage with even a modest uptick in volume. We have assets in place that allow to us carry substantially more cargo, without requiring additional major operating investment or expense investment.

With that, I’ll hand the call over to Brian.

Brian Taylor	Thanks John. Good morning everyone. As noted on slide 11, we’ve continued our focus on organic expansion in the fourth quarter, and we’ve seen some solid growth and diversification within our customer base. I get excited about the number of new accounts moving cargo in our network, and the growth that we’re now seeing in certain segments within our logistics business.

We made good progress in all of our lines of business throughout the quarter. The NVO volume grew steadily throughout this year and really accelerated in this past quarter. Margin compression in the trans-Pacific trade did hamper our revenue growth, but we partially offset this by handling a growing volume of export shipments, fueled primarily by the weak US dollar. I think the good news here is that we’re seeing the trans-Pacific rates become more firm, and that will help our international business growth in 2010 and beyond.

The expansion of our LTL platform has been absolutely tremendous, and we continue to add new providers and new clients to the network each month. The line haul trucking industry, as you know, remains in a bit of an over capacity situation that’s been slowing our revenue growth in the full truckload division, but the empty mile reduction initiative that’s managed by this team has helped to offset some of that weakness.

As we look at the end of the fourth quarter, we actually finished the year with over 320,000 empty miles filled with freight and resulting revenue, which created tremendous value for Horizon Lines as well as our Logistics business. We continue to find new ways to effectively integrate multiple offerings for our major customers. As we look at closing out the year, 35% of our top 20 accounts were using four or more of the services that we offer within Logistics, and this trend is going to continue to grow with each quarter.

Turning to slide 12, let me give you a couple of specific examples that highlight our progress. Our NVO volume per week in the month of December was actually double the volume that we moved in the second quarter, and we added 30 new accounts in the fourth quarter alone. Customers have turned to the flexibility and the multiple services Horizon can now offer, including our ability to manage tightening capacity in certain ports in Asia.

During the quarter, the active LTL customer base grew to 330 customers, and we moved 3,200 shipments in the month of December. We handled over 8,000 shipments in the fourth quarter, versus 526 in quarter two, demonstrating the growing acceptance of our LTL offering in the market. We’ve added an online rating engine, and that’s going to enhance the flexibility and attractiveness of the platform.

In previous calls, I’ve spoken to you about our port drayage contracts landed on the west coast. Those relationships are continuing to grow. It’s expanding the volume of cargo that we’re moving through our LA warehouse, and it’s also bringing new drayage and distribution revenue to our overall mix.

During the capacity crunch that we’ve recently seen in Shanghai, our expedited division offered air freight solutions that also included west coast trans-loading and inland distribution. Through that offering, customers were able to utilize a very economical solution to move cargo that couldn’t easily find its way aboard an ocean vessel.

In summary, 38% of our 2009 third-party revenue was generated in the fourth quarter, and we saw solid improvement in the contribution of this business relative to previous quarters. This fourth quarter and the growth that we experienced, demonstrate the foundation that we’ve created for our Logistics business, and has positioned us very well going into 2010.

With that, I’ll turn the call over to you Mike.

Mike Avara	Brian, thank you. Good morning everyone. I’m pleased to report that we delivered solid fourth quarter results in the face of this still challenging economic environment that continues to pressure both volume and rates. We achieved this performance by focusing intensely on three key areas. We aggressively managed costs. We took advantage of revenue enhancement opportunities, and we diligently pursued cash collections.

As a result of this, we delivered adjusted EBITDA that was up 14.2% from a year ago. EBITDA margins of 9% that were improved from 8% in 2008 and strong adjusted free cash flow of $47.3 million for the quarter, resulting in 2009 adjusted free cash flow of over $70 million. We also made voluntary debt repayment of $36.5 million in the fourth quarter, and this allowed us to end a very challenging year with $28 million less in funded debt than we had a year ago. Our dividend reduction will allow us to make further debt payments during the course of the year.

Starting on slide 14, I want to walk you through the financials in more detail. As Jim has mentioned, we made adjustments to put 2009 and 2008 results on a consistent basis. Starting with operating revenue, fourth quarter operating revenue declined $15 million or 4.8% from the fourth quarter of 2008. As you can see on slide 15, the largest component of the $15 million revenue decline was a $9.3 million shortfall in volume. John mentioned that revenue loads fell 4.2% in the fourth quarter from 2008. This was followed by a $7.8 million decline in fuel surcharges due to lower fuel prices from the prior year.

Declines in non-transportation revenue of $1.7 million, really rounded out the major factors that impacted the overall revenue short fall. There was some help on the revenue margins and the growth in our Logistics business, contributing $3.6 million in terms of Logistics growth.

Turning to adjusted operating income and EBITDA on slide 16, we made good progress from a year ago. Adjusted fourth quarter operating income rose 50.5% to $14 million, while adjusted EBITDA increased 14.2% to $28.2 million. Let me take a minute and go through some of the major components.

The $4.7 million increase in adjusted operating income was delivered through the following factors, savings from our non-union workforce reductions and other cost management efforts totaling $6.8 million, reduced rolling stock expense of $1.8 million and lower dry dock amortization on our vessel dry docks of $1.2 million. These favorable factors were partially offset by the margin decline of 4.2%, with a resulting negative $5.6 million impact on EBITDA. Looking at adjusted EBITDA, the same factors I just described impacted those results also.

Turning to slide 17, our fourth quarter adjusted net income totaled $3.7 million. Again, a good increase in the quarter, an increase from the $2.5 million a year ago. The income growth was largely a result of the $4.7 million improvement in adjusted operating income that I just discussed. Interest expense rose a little bit over $500,000. You might recall that in June we amended our credit agreement, resulting in higher interest expense on our bank debt of 1.5%. I would also remind you, we are presently not recording any federal income tax as a result of a tax valuation allowance we took back in June.

Looking at adjusted diluted EPS, it totaled $0.12. That was up $0.04 from the 2008 fourth quarter. This was due primarily to the $2.5 million improvement in net income. I do want to give you the full year financial highlights on slide 18 but I won’t spend a lot of time on these. It was a challenging year. We performed well financially in the face of this difficult environment, and we finished the year particularly strong.

Slide 19 provides a segment breakdown of our 2009 fourth quarter results, reflecting Liner EBITDA of $29.4 million and Logistics adjusted EBITDA of a negative $1.2 million. As Brian already noted, our Logistics business generated strong revenue in the quarter, and significantly narrowed its rate of loss.

Cash flow is presented on slide 20 and continues to be a very good story. Adjusted free cash flow for the year totaled $70.5 million compared to roughly $60 million a year ago. The $10.7 million improvement in adjusted free cash flow, compares quite favorably with the corresponding $17.3 million decline in adjusted EBITDA. So, how did we do this? This is primarily through the planned lower capital spending for 2009, and our continued strong focus on working capital.

Capital spending was $26 million lower than in 2008, as our combined capital investments of $70.5 million in 2007 and 2008, primarily on terminal infrastructure, trains and some vessel work allowed to us reduce capital spending in 2009 to $13.1 million. We plan to return to more normalized capital spending of $20 million in 2010, which we’ll discuss in just a minute.

Working capital provided a source of cash of $11.4 million for the year, compared with $13.5 million in 2008. Again, excellent performance on working capital management. This was driven primarily by our strong focus on accounts receivable, and despite the difficult economy, our cash collections were very strong, and more importantly, we’ve seen no deterioration in our accounts receivable aging.

Turning to slide 21. You can see at the end of the fiscal year, we continued to operate with adequate liquidity totaling nearly $105 million. We remained in compliance with our two credit facility financial covenants. Nearly 82% of our funded debt remains fixed through maturity in 2012. And we enjoyed a very low weighted average interest rate on our debt of 4.57%. And finally, we have no recapitalization needs until 2012.

In addition, we made voluntary payments of $36.5 million on our debt for the quarter. So we ended the quarter with $38.1 million less in funded debt than at the end of third quarter, and as Chuck mentioned, $28 million lower than a year ago. Our decision to reduce our quarterly dividend from $0.11 per share to $0.05 per share will provide additional funds to further our debt pay-down initiative, as well as still provide a very attractive dividend yield to our equity investors.

So in summary, on slide 22, we turned in a very respectful financial performance for the fourth quarter, against continuing stiff economic headwinds. Despite the revenue and volume short-falls, we achieved steady rates, net of fuel, from a year ago, increased EBITDA, and we generated strong cash flow which we used to pay down debt.

This completes my financial review of the fourth quarter. So, I’m going to turn the call back over to Chuck to talk about 2010.

Chuck Raymond	Thanks, Mike. As we did last year, on this call, we’d like to give you a sense of where we see the year ahead. First of all, we face some key challenges. This is a fragile and uncertain economic climate in addition to higher and more volatile fuel prices and the ongoing department of justice investigation. We’ve got little control over these challenges.

What we do have, and what I believe was so clearly demonstrated in the fourth quarter is the ability to manage our costs, and deliver excellent services to our customers in the face of these challenges. Add these demonstrated capabilities to the early signs of a possible economic recovery in our tradelanes, and we have reason for optimism looking at the new year. In short, we are well positioned to ride out these continuing uncertainties and to capitalize aggressively on any positive trends as they develop.

With the new year, we’re also executing a measured return to a more normalized capital spending profile. This balances our investment in the future with our debt reduction initiatives as our market economies slowly regain their footing.

Lastly, we enjoy strong, long standing collaborative relationships with organized labor. The cost challenges we all face resulting from the recent unprecedented global recession really are significant. We’ve got to be realistic about our ability, more importantly our shipping public’s ability to absorb ever increasing contractual labor costs and benefits assessments. Some of these are just inappropriate. Our objective is to work with organized labor to address this now, so that we’re better positioned in the future to mutually share in our successes and, I think we’ll be successful.

Horizon Lines, is off to a good start in 2010. Our volumes have held up well in the first month or so, and we’re progressing pretty much on plan. But as I’ve just discussed, challenges remain and vigilant cost management is going to continue to be very important to us this year.

So with that, let’s have John Keenan share his views.

John Kennan	Thanks again, Chuck. I would like to start with a brief review of our trade lanes. On slide 26, we reference that Alaska is expecting a generally flat business environment in 2010 after working its way to a comparatively mild down turn last year relative to the lower 48 states. We would describe the business climate as cautious.

Looking at the key indicators, gross state product is expected to rebound this year after a sharp decline in 2009. As you recall, Alaska is an energy based economy with state revenues impacted by oil prices. The permanent fund dividend which is paid out annually in the fall to every Alaskan citizen is expected to be in the same range as the $1,305 per person that was distributed in 2009. Private construction spending is projected to be flat after falling sharply in 2009, and retail expansion has slowed significantly.

On the positive side, we expect our southbound seafood shipments to improve this year. Also, government spending remains strong for military and infrastructure projects. Horizon Lines is well positioned in Alaska with its solid core of healthy big box retailers. We also continue to maintain strong relationships with our overall customer base as well as with the military. We remain focused on high value cargo and disciplined cost management.

Turning to Hawaii and Guam on slide 27, there are some early signs of recovery. Tourism is a major economic driver in Hawaii and a key indicator for tourism, visitor arrival, is expected to rise in 2010 for the first time in four years. The University of Hawaii Economic Research Organization currently sees visitor arrival increasing 3.7% in 2010.

Because of ongoing discounting to attract visitors, however, the level of visitor spending is expected to be flat this year. But that’s still an improvement from the 12.6% spending decline in 2009. Unemployment is likely to remain historically high — somewhere just above 7% for the remainder of 2010, while personal income is expected to remain flat to slightly down.

The military sector, another key driver of Hawaii’s economy remains stable while construction, the third main driver isn’t expected to bottom out until later this year. All in all, there is some mild optimism in the marketplace. We are aligned with financially strong customers in Hawaii and we continue to win our fair share of the military business.

In Guam, all eyes remain focused on the massive infrastructure construction that is expected to begin later this year. This is in preparation for the multi-year redeployment of US Marines from Okinawa to Guam, which is slated to begin in 2014. The move will significantly expand the island’s population and its supply needs. We expect our cargoes to begin feeling the impact related to the infrastructure buildup late this year or early in 2011.

Turning to slide 28, Puerto Rico is in its fourth year of an economic recession, but the government is moving aggressively to jump start the economy and shift employment and economic growth to the private sector. The Fortuno administration laid off some 25,000 government workers last year — a move that economists say can drive the unemployment rate close to 19% early this year. But the move is also designed to reduce government spending and preserve the Commonwealth’s investment grade credit rating, so that they can continue to get funding necessary to drive their economic stimulus plan forward.

Puerto Rico also is relying heavily on funds from the federal stimulus package to help create projects that both strengthen the infrastructure, and absorb the laid off public workers. Despite these uncertain economic conditions, Horizon Lines’ market share in Puerto Rico remains fairly consistent. We are focusing on high value cargo, schedule integrity and cost management.

Looking at the American Recovery and Reinvestment Act on slide 29, it continues to have a mixed impact in our markets. Puerto Rico said that it’s receiving approximately $6.1 billion from the program and has already put about $2.8 billion of that to work, funding construction projects and providing direct payments to an estimated 85% of the island’s workforce. We’ve not experienced any direct impact yet from the federal stimulus program in our Alaska and Hawaii markets, although we do expect that the program can generate some indirect benefit as these moneys are put to work.

Turning to slide 30 and 31, I would like to spend a minute reviewing our 2010 capital and dry dock spending projections. On slide 30, you can see that we are projecting approximately $20 million in capital spending this year. This represents an increase from $13.1 million last year, and is more in line with the normalized capital spending rate. The increase reflects both our expectations of a stabilizing economic climate and our desire to make some important, and prudent investments in our future. For instance, the budget includes $5.2 million for vessel modifications and life extensions. This is being used to modify the cargo carrying capability on our D7 vessel servicing Alaska. These modifications will allow to us better serve our customers, while at the same time also extending the useful life of these ships. In addition, some of the Cap-Ex spending is planned for new refrigerated containers to better support our customer’s needs.

On slide 31, our dry dock schedule shows that we have 10 dry docks slated for this year and a cash outlay of $24.9 million. As you can see on the slide, while dry dock spending this year is higher than the previous two years, it’s in-line with our $21.4 million on nine drying dry dockings in 2007. Our dry dock schedule each year is driven by the regulatory requirements in place for each individual vessel, based on its inspection cycle. The result is that we have more dry docks in some years than in others.

Our Liner operations are well positioned for 2010, and we are cautiously optimistic that our markets have stabilized. We are making prudent investments in our future, while at the same time tightly managing our costs. Our Edge process improvement initiative has become part of our cross-management culture. We have a team of professionals focused exclusively on Edge, and this team is continually assessing every facet of our business. We are making progress and our accomplishments include reduced fuel consumption, more efficient terminal services, and reduction in vessel crew overtime. In 2009 for instance, our vessels reduced our annual total fuel consumption by approximately 6,000 metric tons, representing a $2.1 million decrease in fuel expense for the year. This is just one area of continued cost management and focus from our Edge team.

With that, let me turn the call over to Brian.

Brian Taylor	Thanks, John. Continued expansion of the Logistics platform has been and is continuing to be a critical strategic initiative for Horizon, and it’s one that supports the long-term growth of the company. As we continue to grow organically, one of the essential elements of the strategy is the integration of our offerings, really allowing customers to rely upon us to provide multiple supply chain solutions. The recent expansion of our international offering really creates new opportunities for us to link the domestic and foreign supply chain, driving new revenue into multiple lines of our business.

To give you an example, during the fourth quarter, we helped one of our customers move critical domestic components to our west coast facility where they can be cross docked and prepared for shipment to international factories. The finished product which was produced in Shanghai was then flown by Horizon via multiple locations in North America. And we delivered these shipments to their ultimate customers using our LTL platforms. In addition to all that, we handled their documentation, their customs clearance and their ten plus two customs filings. We were their one stop provider. We delivered what we call our 3V service, which is: visibility, velocity and value added. And I guess I should mention that this one project alone produced over $3 million in revenue for our business in the fourth quarter.

The NVOCC momentum that we’ve seen in the second half of 2009 really does indicate that we’re well on our way to building an asset-light global transportation network. Our knowledge of the Pacific market, together with our network of relationships overseas, has given our customers access to supply chain assistance when they need it the most. To give you another example, we had a customer who needed to move 25 loads from Asia before Thanksgiving. That customer turned to Horizon for an east and west coast trans-load, tag and ticket expedited solution, with final delivery to 400 book stores in the United States. Cargo was delivered on time, was within budget, and added significant revenue growth into four of our lines of business.

In both cases, those customers needed Horizon to be the critical link between their international and domestic supply chain. Our ability to utilize our NVO service in conjunction with the integrated domestic network that we operate, will really continue to drive significant growth and efficiency in our business model as we look ahead to 2010. The Logistics offering that we now have in place is giving us new ways to connect with our core Liner customers. Customers who have been in long-term relationships with our company are now able to leverage the flexibility and the breadth of service our company can now offer within the global supply chain.

Clearly, the growth of our Logistics business is going to have some challenges again this year. The ongoing economic environment is going to have an impact on the pace of volume and profitability growth, but our fourth quarter performance indicates we’re making substantial progress.

We’re committed to the Logistics sector and to the successful integration of the international and domestic supply chain. And we believe that the execution of this strategy will solidly position us for accelerated growth as the economy recovers later this year.

With that, I’m going to turn it back over to you Mike.

Mike Avara	Brian, thanks. I’m now on slide 35. I want to provide insight into our financial outlook for 2010. We believe the economy remains, at this point, too uncertain to resume formal financial guidance. However, we might reconsider this position as the year progresses. But for now, we’ll share the key assumptions that we’re using in our financial planning for 2010. You can see these assumptions on slide 36. Let me start with volume, rate and fuel. We are projecting volumes and rates net of fuel to be basically flat or just up slightly for the year as our trade lane economics slowly stabilize. Fuel prices are projected to be in the $475 to $500 per ton range for the year. Now, this compares to an average price of $343 in 2009.

Looking at our cash flow and its drivers, we anticipate solid cash flow performance for the year. I really do not expect it to match the levels achieved in 2009. This is partly due to the increased capital spending and dry dock expenditures that John discussed earlier. As economic stabilization slowly returns to our markets, we are planning to increase capital spending in a measured and prudent fashion, balancing continued investments in our business, with our need to reduce debt. I would hasten to add that if the economy fails to recover as expected, we have contingency plans to defer or reduce spending on both capital and dry docks. In addition, this year we expect to pay the remaining $15 million of the $20 million cash component of our pending Puerto Rico class action settlement.

Turning to slide 37, similar to last year, we expect our 2010 first and second quarters to show weak comparables versus 2009. Let me take a minute and explain why. This is primarily due to expectations that rate net of fuel will be flat to slightly lower than last year in the first quarter. You might recall that we enjoyed pretty good rate increases in the first quarter of 3.3% and 2.4% in the second quarter 2009. And fuel prices will be higher than 2009, which will negatively impact fuel recovery, even if we maintain the same good recovery percentage that we have with higher fuel prices.

So in conclusion, on slide 38, we expect another challenging year, but feel we are well positioned. Our business is somewhat recession resistant, serving the basic needs of our trade lanes, and our operating leverage is considerable. So with even just a little bit of help on the volume side in this difficult economy, we can generate good EBITDA growth very quickly. We do have the benefit of operating on a stable financial platform with adequate liquidity, relatively low interest rates, and again no large recapitalization needs until 2012. In 2009, we’ve demonstrated our ability to manage costs and capitalize on select revenue growth opportunities. We plan to continue to navigate this steady course in 2010 and hope to see additional benefits as recovery takes hold in our markets.

With that, I’ll now hand the call back to the operator for our Q & A session.

Operator	Your first question comes from the line of George Pickerl with Stephens.

George Pickerl — Stephens — Analyst	Mike, just a little color on the comments you just made on the first half outlook. When you said the comparables will be more challenging, were you just talking volume and price or can we infer that all the way down to the operating income line?

Mike Avara	I think the latter, George. We will face some tougher volume and particularly rates in the first half of the year that will translate down to the operating income line. As we did this year though, we expect to have a better second half, and see a pretty similar pattern to what we experienced in 2009.

George Pickerl — Stephens — Analyst	But if you take the adjusted operating income and first half of 2009, you think it’s going to be lower than the first half of 2010?

Mike Avara	Yes it will, George.

George Pickerl — Stephens — Analyst	Okay. Brian, on the Logistics side, quickly, was it profitable in December?

Brian Taylor	Yes. We actually had a good month in December. We were very, very close to break-even in December. So again, as I mentioned, during my remarks, we really saw solid progress in the quarter. It’s continued here into January as well.

George Pickerl — Stephens — Analyst	So do you think Logistics could be break-even for the full year?

Brian Taylor	I think given the way that we allocate costs, I don’t expect that it would be profitable in 2010.

George Pickerl — Stephens — Analyst	Okay. So can we maybe talk about that for a second. I guess the simple question is why? Is it something where you’ve built up the infrastructure and your costs are ahead of your revenue, or is it something where it’s just a very competitive rate environment benefitting customers and you just aren’t seeing the top line profitability.

Brian Taylor	I think it is absolutely a combination of both. We have obviously put in place a structure that allows us to provide the kinds of service that our customers are looking for, and what we obviously need to do is drive a significant volume of revenue through that network in order to generate profitability. So we need to generate incremental revenue here in 2010. Simultaneously, we faced some rate compression pressure in 2009 in the Pacific theater, as well as in the trucking sector here in the US. That’s improving, but it’s going to continue to be a pressure point for us in 2010.

George Pickerl — Stephens — Analyst	Okay. Thank you for that. Maybe, Mike, if I could go back to you for one more, and then I’ll get back in line. The press release mentioned an increase in labor expenses. You may have mentioned it earlier on the call, too. If you take out the legal expenses, you’re on about a $20 million per quarter SG&A run rate. Can you maybe give a little guidance or a little color of what you think that will be in 2010?

Mike Avara	George, let me make sure I understood your question. Did you ask about labor or legal expenses?

George Pickerl — Stephens — Analyst	I’m asking about SG&A.

Mike Avara	SG&A. In the fourth quarter of 2009, we did a great job throughout the cost structure, but especially on the SG&A line. We have really incorporated that improvement we made in the fourth quarter into our 2010 plans. So you should see continued improvement in 2010 on the SG&A line.

George Pickerl — Stephens — Analyst	Okay. So then on the labor line?

Mike Avara	In the labor line, you’re seeing an increase, is that your question, George?

George Pickerl — Stephens — Analyst	Yes.

John Keenan	Mike, let me handle that. I think there’s two pieces of that increase in labor, George. One of them is assessments related to the west coast — the same increase that all other participants in ILWU plan or members of the PMA are seeing. There are man hour assessments and tonnage assessments over the west coast facility. So that is one area where you’ll see an increase. And there are increases in assessments in the port of New York and New Jersey which are independent of the typical 1%, 2%, or 3% labor wage increases that you see in the various unions that we have bargaining agreements with.

George Pickerl — Stephens — Analyst	Thanks for that, John.

George Pickerl — Stephens — Analyst	That’s all I’ve got. Thanks for the time, guys.

John Keenan	Thank you, George.

Operator	Our next question comes from Chaz Jones with Morgan Keegan.

Chaz Jones — Morgan Keegan	I actually have Mike on with me as well. He might ask a question, but I guess one of my questions was related to operating expense in the quarter. Generally speaking, seasonally, revenues come in in the fourth quarter, but we expect Op-Ex to come in the fourth quarter as well. That didn’t happen this quarter. Can you give us a better understanding of what actually happened there? Was it fuel or was it something else?

Mike Avara	I’ll take that one, Chaz. It’s Mike. Good morning. Primarily fuel. We did a very good job on all of the other cost components. As you know, fuel prices increased quite a bit in the fourth quarter, reaching a high of about $500 per ton for bunker fuel just about two or three weeks ago. That’s come down a little bit now, but primarily the increase is in fuel prices.

Chaz Jones — Morgan Keegan	In terms of the dividend, how much did the fact that it seems like from what you are saying on the call today, that maybe you’re not really expecting much of a recovery in earnings in 2010. Maybe the recovery is pushed out some in terms of your businesses. How much of that played into cutting the dividend?

Mike Avara	Chaz, with respect to the dividend, we have a robust discussion amongst ourselves and obviously with our board of directors every quarter. It really is a quarter-to-quarter decision. As we look at our debt, that becomes due in 2012, we decided to take a portion of that dividend and use it to augment our existing debt reduction efforts. I would hasten to add that at $0.05 per share, it still provides a very good return to our equity investors at the current stock price level. So I think it strikes a good balance between chipping away more at our debt structure, and still providing a very good return in terms of yield.

Chaz Jones — Morgan Keegan	Okay. And then I guess shifting back over to the cost discussion. Do you have any bonus accruals that are going to be out there in 2010?

Mike Avara	Well, the way our plans work, that is dependent on our adjusted EBITDA performance. So we’ll have to see how the year goes. That’ll determine if there is a bonus accrual and if so, what amount.

Chaz Jones — Morgan Keegan	Mike, did you have something?

Mike — Morgan Keegan	Actually I had a few. On the Maersk contract, I think it’s coming due in December this year. You guys are still having on-going discussions with them. Is there anything to report on that front?

John Keenan	Yes, good morning. This is John Keenan. As you know, there’s a couple options that we can pursue. One is the status quo or work with another company that would support us in the TP-1 service, and we’re also, as you know, evaluating our terminal options, which all come due in December of 2010. So the question really is whether we continue with the relationship and wholesaling space to Maersk or we choose to do that by ourselves. And at this time, we haven’t made that decision yet, but we expect to be in a position between 30 to 60 days to really give you a thorough update on where we’re at with our entire TP1 and Maersk strategy.

Mike — Morgan Keegan	Okay. And John, remind me, I think you guys announced earlier this month that you changed terminals in the port of Oakland, moving from Maersk to somebody else. Was this at all related to the agreement that governs the TP1 with Maersk?

John Keenan	No, it was not. It was related to an agreement that the terminal service provider, which is APMT, a subsidiary of Maersk had with the port of Oakland. The lease expired and Ports of America has since acquired that lease and we’ve signed an agreement with Ports of America. We made that transition at the beginning of the year, and things are going well at this point.

Mike — Morgan Keegan	Okay. I just have one more for Brian on the Logistics front. It sounded like the expedited air portion of your business had a good quarter, which is fairly consistent with what some of our other companies are saying. If I recall, I think that the plan was to kind of de-emphasize expedited, in favor of focusing on LTL and global forwarding. Is that still the case? Did anything change on that front?

Brian Taylor	Mike, its Brian. Nothing has changed on that front. We did earlier this year reallocate some of the resources and focused on the growth of the NVO and the LTL or freight brokerage business. But that doesn’t mean that we are eliminating or dropping our expedited business. It’s a part of the offering. It’s a piece that we want to be able to provide to customers at opportune times when they need it. That’s exactly what happened in the fourth quarter, and quite frankly it’s even continuing here in the first quarter as capacity continues to be an issue in the TransPacific theater. So again, we’re still going to be in the expedited business, but there will continue to be a stronger focus on NVO and LTL.

Chaz Jones — Morgan Keegan	Yes, I had two quick follow-ups. Maybe the first one for Mike. Should we kind of still be anticipating roughly about $2 million of legal expense as we move into 2010 per quarter?

Mike Avara	No Chaz, I’m hopeful that rate starts to come down. As we look at the potential conclusion to these antitrust matters, we’re hopeful and our attorneys think it’s possible that they will come to a conclusion by the end of the year. Obviously, that was the hope last year. So no sure bets on that, but we have done a whole lot of work. We’ve made some good progress on certain of the cases. So we see a reduction in that rate of spending. Internally, we’re looking at probably $8 million to $9 million. Hope we can get better than that, and really just proportionally to the second half of the year. But that will really depend on when we have a lot of activity around specific resolution efforts.

Chaz Jones — Morgan Keegan	Okay. And any update on the Puerto Rico class action? I know that was awaiting court approval. I was under the impression that perhaps that would be resolved by the end of 2009, but I haven’t seen anything out there. Is there any update there?

Chuck Raymond	This is Chuck. We’ve become aware that probably one of the other competitors of the Puerto Rico trade has proposed a settlement to the court, which we believe is roughly in-line with where we were. I think that’s probably going to be a positive sign. And we suspect that would start to moving things along. I think it’s positive for us.

Chaz Jones — Morgan Keegan	Gentlemen, thanks for taking all of our questions this afternoon and best of luck into 2010. Thank you.

Chuck Raymond	Thanks, Chaz. Thanks, Mike.

Operator	There are currently no further questions in queue at this time. I’ll turn the conference back over to Chuck for any closing remarks.

Chuck Raymond	Thank you Regina. Thank you very much everyone for joining us. A couple of points. First of all, let me reiterate again — we continue to see challenging times ahead. We and the rest of our industry are operating in a new reality here, born out of the downturn that we’ve been through and the uncertain recovery which hopefully we’ll start to see trending up. There are early signs of that. Success is going to belong to those who see the future from this new perspective and adapt a new way of handling their business. I think we’re well positioned to do that.

At Horizon Lines, we are moving forward, building on our demonstrated ability to manage our costs in an aggressive way, to maintain our liquidity and generate good cash flows, continue to pay down our debt, and to invest appropriately in the future, for our customers and our business. Let me just reemphasize one thing on the Cap Ex — we are going to spend a little bit more money this year, but that’s really in the core business. As John pointed out, we are preserving our vessels and improving our cargo-carrying ability for our core trades. We’re not going to be making acquisitions in 2010. That doesn’t mean we won’t in some future years, but we think that the focus on serving our customers today, managing our debt, and all of the things I just talked about are probably more important right now.

That being said, you heard Brian speak of visibility and velocity and value added. Clearly, we’re making good progress in integrating our traditional service offerings with new customers who are benefiting from the linkage of our growing NVOCC business and our proven Logistics capabilities, especially in the Pacific theater. That’s important for us.

Again, thank you, and we’re looking forward to talking with you again in April, and we’ll review our first quarter performance with you at that time.

Operator	Ladies and gentlemen, this does conclude today’s conference. Thank you for participating. You may now disconnect.